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                                                                     EXHIBIT 8.1

           [LETTERHEAD OF GARY C. WYKIDAL & ASSOCIATES APPEARS HERE]

                                  May 1, 1998

EPL PRO-LONG, INC.
c/o Mike Davis
6 Thomas
Irvine, CA 92618

Dear Mr. Davis:

        We have acted as counsel to EPL Pro-Long, Inc., a California corporation ("EPL") in connection with the sale of substantially all of EPL's assets (the "Transaction") to Pro-Long International Corporation, a Nevada corporation ("PIC") pursuant to an agreement and plan of reorganization dated February 5, 1998 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, EPL has agreed to sell to PIC substantially all of EPL's assets and assume certain liabilities in exchange for voting common stock of PIC in a transaction intended to qualify a tax-free reorganization within the meaning of Sections 368(a)(1)(C) and (a)(2)(G) of the Internal Revenue Code of 1968, as amended (the "Code"). You have requested our opinion as to whether the Transaction will qualify as a tax-free reorganization under the aforesaid Code Sections.

        In connection with rendering this opinion, we have assumed, without conducting any independent investigation, and have relied on the following facts:

        1. EPL is a corporation organized and in good standing under the laws of the State of California. It is the owner of certain intellectual property including trade secrets, trademarks and patents which it has licensed the exclusive use of to PIC. EPL's primary business consists of collecting revenue from the license agreement and administering outstanding debt.

        2. PIC is a company organized and in good standing under the laws of the State of Nevada with its principle place of business at 6 Thomas, Irvine, California 92618. PIC is in the business of the manufacturing, marketing and production of high performance lubrication products under the tradename "Prolong".

        3. The terms of the Transaction, as set forth in the Merger Agreement, provide for the issuance of two million nine hundred and ninety-three thousand thirty-five (2,993.035) shares of PIC common stock, $0.001 par value in exchange for substantially all of the assets of EPL and assumption by PIC of virtually all of the liabilities of EPL.

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Mike Davis
May 1, 1998
Page 2

        5. As soon as practical after the receipt of the PIC common stock, EPL will distribute the PIC common stock on a pro rata basis to each EPL shareholder. EPL currently has 291 shareholders and 6,686,070 shares of outstanding common stock.

        6. Following the closing, EPL will cease to conduct business and dissolve.

        We also have relied upon the following representations and assumptions, whether or not such representations and assumptions are expressed in the Merger
Agreement:

        1. EPL will transfer to PIC (i) assets having a value of at least seventy percent (70%) of the fair market value of EPL's total assets, (ii) assets having a value of at least ninety percent (90%) of fair market value of EPL's net assets, and (iii) assets having a net value of at least ninety percent (90%) of the fair market value of EPL's net assets.

        2. None of the common stock shares of PIC issued to EPL will be given as consideration for services of any employee of EPL.

        On the basis of the assumptions and representations made above, and subject to the qualifications, if any, stated herein, we are of the opinion that the Transaction will qualify as a tax-free reorganization described in Section 368(a)(1)(C) and (a)(2)(G) of the Code.

        We have not independently verified any factual matters relating to the Transaction in connection with, or apart from, our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

        Our opinion is given as of May 1, 1998. It is conditioned upon all assumptions made herein and representations relied upon remaining true on the date of the Closing and after the Closing to the extent relevant to the federal tax treatment of the Transaction.

        No ruling has been sought from the Service with respect to the qualification of the Transaction as a reorganization under the Code. In part, our opinion is based upon certain assumptions and representations made by the parties to the reorganization and others and the qualifications and reservations set forth in this opinion. Some of these assumptions and representations are those that the Service requires to be made as a condition of issuing a favorable ruling that a transaction qualifies as a reorganization under the Code. Such assumptions and representations, however, even if true, are necessary but not sufficient conditions
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Mike Davis
May 1, 1998
Page 3


for a favorable Service ruling and do not assure that the requirements of a reorganization under the Code have been met.

     Our opinion is limited to the foregoing federal income tax consequences of the Transaction. We do not address any other federal income tax consequences of the Transaction or other matters of federal law or any tax or other consequence of the Transaction arising under state, local or foreign law.

     This opinion has been delivered to you solely for the purpose of being included as an exhibit to PIC's Registration Statement on Form S-4 (the "Registration Statement"). It may not be relied upon for any other purpose or by any person other than the addressee, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use or our name under the heading "Certain Federal Income Tax Consequences" in the Registration Statement.


                                       Very truly yours,

                                       /s/ Gary C. Wykidal & Associates

                                       GARY C. WYKIDAL & ASSOCIATES